Exhibit 99.1

Investor Contact: Berkman Associates (310) 477 - 3118 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477 - 8900 xenonics@xenonics.com

Xenonics Reports Third Quarter Results

CARLSBAD, CALIFORNIA — August 14, 2012 — XENONICS HOLDINGS, INC. (OTCBB & OTCQB:XNNH) today announced financial results for the third quarter and first nine months of fiscal 2012.

Revenue for the three months ended June 30, 2012 was $403,000. This compares to revenue of $775,000 for the third quarter of fiscal 2011. The net loss for the third quarter of fiscal 2012 was $630,000, or $0.03 per share. This compares to a net loss for the third quarter of fiscal 2011 of $597,000, or $0.02 per share.

Selling, general and administrative expenses decreased 12% to $527,000 for this year’s third quarter compared to $601,000 for the same period last year. Research and development expenses decreased to $191,000 for this year’s third quarter compared to $198,000 a year ago.

For the nine months ended June 30, 2012, revenue was $1,200,000 compared to $6,323,000 for the first nine months of fiscal 2011. The net loss for the first nine months of fiscal 2012 was $1,857,000, or $0.07 per share. This compares to net income for the first nine months of fiscal 2011 of $377,000, or $0.02 per share. SG&A decreased 15% to $1,587,000 compared to $1,878,000 for last year’s first nine months.

At June 30, 2012, Xenonics reported working capital of $893,000, and a current ratio of 1.4-to-1.

“Our defense markets remained sluggish in the third fiscal quarter and we experienced further delays in the receipt of several substantial, funded orders. However, the military business appears to be improving and the Company received approximately $1,000,000 in new military purchase orders in the current quarter and we have shipped over $700,000 of these orders, including an order for 200 SuperVision units for the US Army Military Police. This is the first significant order for SuperVision placed by the US Military. Our inventory is in excess of $2,000,000 in anticipation of the receipt of large funded military orders which are working their way through the procurement process”, said Chairman Alan Magerman.

Conference Call

Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for fiscal 2012. The dial-in number is (800) 638-4930 and the passcode is #44638557. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #76744701, after 1:00 p.m. EDT.

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3186 Lionshead Avenue, Carlsbad, CA 92010

(760) 477-8900    fax (760) 477-8896    www.xenonics.com    email xenonics@xenonics.com

Xenonics Reports Third Quarter Results

August 14, 2012

Page Two

About Xenonics

Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.

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XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Nine months ended June 30,
	2012	2011	2012	2011
Rounded in thousands, except per share amounts	(unaudited)		(unaudited)
Revenues	$403,000	$775,000	$1,200,000	$6,323,000
Cost of goods sold	254,000	537,000	741,000	3,463,000

Gross profit	149,000	238,000	459,000	2,860,000
Selling, general and administrative	527,000	601,000	1,587,000	1,878,000
Research and development	191,000	198,000	588,000	495,000

Income (loss) from operations	(569,000)	(561,000)	(1,716,000)	487,000
Other income/(expense):
Interest income	—	2,000	—	5,000
Interest (expense)	(61,000)	(38,000)	(139,000)	(113,000)

Income (loss) before provision for income taxes	(630,000)	(597,000)	(1,855,000)	379,000
Income tax provision	—	—	2,000	2,000

Net income (loss)	$(630,000)	$(597,000)	$(1,857,000)	$377,000

Net income (loss) per share:
Basic	$(0.03)	$(0.02)	$(0.07)	$0.02

Fully-diluted	$(0.03)	$(0.02)	$(0.07)	$0.02

Weighted average shares outstanding:
Basic	24,976,000	25,088,000	24,976,000	25,107,000
Fully-diluted	24,976,000	25,088,000	24,976,000	25,107,000

XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	September 30, 2011
Rounded in thousands, except par value	(unaudited)
Assets
Current Assets:
Cash	$302,000	$738,000
Accounts receivable	325,000	273,000
Inventories	2,226,000	2,542,000
Other current assets	190,000	144,000

Total Current Assets	3,043,000	3,697,000
Equipment, furniture and fixtures, net	17,000	35,000
Goodwill	375,000	375,000
Other assets	42,000	116,000

Total Assets	$3,477,000	$4,223,000

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$433,000	$414,000
Accrued expenses	111,000	99,000
Accrued payroll and related taxes	84,000	96,000
Notes payable, net of debt discount	1,522,000	—

Total Current Liabilities	2,150,000	609,000
Notes payable, net of debt discount	—	459,000

Total Liabilities	2,150,000	1,068,000

Commitments and contingencies
Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 24,976,000 shares issued and outstanding as of June 30, 2012 and September 30, 2011	25,000	25,000
Additional paid-in capital	26,681,000	26,652,000
Accumulated deficit	(25,379,000)	(23,522,000)

Total Shareholders’ Equity	1,327,000	3,155,000

Total Liabilities and Shareholders’ Equity	$3,477,000	$4,223,000